Exhibit 10.1
July 15, 2022

Amy Rawlings
[_______________]
Re: Offer of Employment

Dear Amy:

I am pleased to offer you a position with Roblox Corporation, a Delaware corporation (the "Company"), as Chief Accounting Officer. If you decide to join us, you will receive an annual wage of $500,000.00 which will be paid semi-monthly in accordance with the Company's normal payroll procedures. As an employee, you will also be eligible to receive certain employee benefits including those explained in Exhibit A. You should note that the Company may modify job titles, salaries and benefits from time to time as it deems necessary.

In addition, if you decide to join the Company, it will be recommended as soon as practicable following your start date, that the Company grant you restricted stock units (“RSUs”) with a value of $3,000,000.00. The number of shares of the Company's Class A Common Stock covered by the RSU grant will be determined by dividing $3,000,000.00 by the 20 trading day average closing price of the Company’s Class A Common Stock on the NYSE, as applicable, as of the last trading day of the calendar month immediately prior to the calendar month that includes your start date. When determining the number of RSUs subject to your grant, any partial RSUs will be rounded down to the nearest whole RSU. The shares subject to such RSU grant shall vest according to the vesting schedule approved by the Board of Directors (or its designated committee) and subject to your continuing employment with the Company. This RSU grant shall be subject to the terms and conditions of the Company's Equity Incentive Plan and RSU Agreement, including vesting requirements. No right to any stock is earned or accrued until such time that vesting occurs, nor does the grant confer any right to continue vesting or employment.

The Company’s current practice is to grant quarterly equity refresh awards to its employees. Subject to you remaining in good standing, it is expected that you would be eligible to receive a refresh award starting the fifth quarter from your hire date. Our current quarterly grant dates are January, April, July and October. Participation in any equity program is subject to the terms and conditions determined by the Compensation Committee or its designee in its sole discretion, and such terms and conditions may change over time.

Exhibit 10.1
The Company is excited about your joining and looks forward to a beneficial and productive relationship. Nevertheless, you should be aware that your employment with the Company is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. We request that, in the event of resignation, you give the Company at least two-week notice.
The Company reserves the right to conduct background investigations and/or reference checks on all of its potential employees. Your job offer, therefore, is contingent upon a clearance of such a background investigation and/or reference check, if any.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company's understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Similarly, you agree not to bring any third party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company you will not in any way utilize any such information.

As a Company employee, you will be expected to abide by the Company's rules and standards. Specifically, you will be required to sign an acknowledgment that you have read and that you understand the Company's rules of conduct which are included in the Company Handbook which the Company will soon complete and distribute.

As a condition of your employment, you are also required to sign and comply with an At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company, and non-disclosure of Company proprietary information. In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that (i) any and all disputes between you and the Company shall be fully and finally resolved by binding arbitration, (ii) you are waiving any and all rights to a jury trial but all court remedies will be available in

Exhibit 10.1
arbitration, (iii) all disputes shall be resolved by a neutral arbitrator who shall issue a written opinion, (iv) the arbitration shall provide for adequate discovery, and (v) the Company shall pay all but the first $125 of the arbitration fees. Please note that we must receive your signed Agreement before your first day of employment.

To accept the Company's offer, please sign and date this letter in the space provided below. If you accept our offer, your employment will commence at a date to be mutually agreed upon by the Parties in writing. This letter, along with any agreements relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements including, but not limited to, any representations made during your recruitment, interviews or pre-employment negotiations, whether written or oral. This letter, including, but not limited to its at-will employment provision, may not be modified or amended except by a written agreement signed by the Company and you. This offer of employment will terminate if it is not accepted, signed and returned within two (2) business days of July 15, 2022 or if your employment has not commenced within four (4) months from July 15, 2022.

We look forward to your favorable reply and to working with you at Roblox Corporation. Sincerely,
/s/ Michael Guthrie

Michael Guthrie

Agreed to and accepted:
Signature: /s/ Amy Rawlings
Printed Name: Amy Rawlings
Date: July 18, 2022

Enclosures:

At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement
Exhibit A

Exhibit 10.1

Exhibit A – Benefits

Roblox offers a health care plan, which you and your dependents will be able to enroll in.

Roblox has a 401K plan that allows employees to withhold up to the federal maximum and receive a company match on the first 3% of salary and a 50% match for the next 2%.